Exhibit 99.1

Diedrich Coffee Reports Third Quarter Earnings

Irvine, California, April 20, 2009 – Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced operating results for its third quarter ended March 4, 2009. For the quarter, the Company reported net income of $1,358,000 or $0.25 per share, compared to a net loss of $2,153,000, or $0.39 loss per share, for the third quarter of the prior fiscal year.

Year-to-date, the Company reported a net loss of $1,420,000, or $0.26 loss per share, compared to a net loss of $3,582,000, or $0.66 loss per share, for the comparable period in the prior fiscal year. The year-to-date results of the prior fiscal year included an after-tax gain of $767,000, or $0.14 per share, from escrow proceeds received in the first quarter of fiscal year 2008 from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the 2007 fiscal year.

Revenue

Total revenue increased by $8,187,000, or 72.3%, to $19,509,000 for the third quarter of fiscal year 2009 as compared with total revenue of $11,322,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $7,721,000, up 79.9% from the prior year period, franchise revenue decreased $78,000, down 11.9% from the prior year period, and retail sales increased $544,000, up 54.3% from the prior year period. Year-to-date, total revenue increased by $14,913,000, or 46.7%, to $46,843,000 as compared with $31,930,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $14,864,000, up 56.1% from the prior year period, franchise revenue declined $441,000, down 21.1% from the prior year period, and retail sales increased $490,000, up 14.7% from the prior year period, as compared to the same period of the prior year.

For the current quarter, wholesale sales to office coffee service distributors (“OCS”), specialty retailers and foodservice customers increased $7,478,000, or 84.5%, from the prior year quarter. Wholesale sales to franchise locations increased $243,000, or 30.0%, for the third quarter of the current fiscal year. Year-to-date, wholesale revenue increased $14,864,000 or 56.1% to $41,361,000 from $26,497,000 compared to the same period in the prior fiscal year. Wholesale sales to OCS, specialty retailers and foodservice customers increased $15,104,000, or 65.4%, for the year to date period from the same period of the prior year. Wholesale sales to franchise locations decreased $240,000, or 7.1% from the same period of the prior year.

Franchise revenue decreased by $78,000 for the third quarter of the current fiscal year from the prior year period and by $441,000 for the current year-to-date period from the prior year period, primarily due to a net decrease in unit count and negative comparable store sales. Comparable store sales reported by the Gloria Jean’s franchise system for the year-to-date period of fiscal year 2009 as compared to the comparable fiscal 2008 period were down 3.8% due to decreases in consumer spending in a weakened economy.

Retail sales increased $544,000 for the third quarter of fiscal year 2009 from the prior year period and by $490,000 for the current year-to-date period from the prior year period primarily due to an increase in the number of company-operated retail locations. Ecommerce related sales increased $85,000, or 21.9% for the third quarter of fiscal year 2009 from the prior year period, and increased $82,000 for the fiscal 2009 year-to-date period at $1,216,000 compared to $1,134,000 for the comparable prior fiscal year period.

Costs and Expenses

Cost of sales and related occupancy costs for the third quarter of fiscal year 2009 increased $5,271,000, or 60.2%, to $14,032,000 from $8,761,000 in the prior year period. Cost of goods sold as a percentage of wholesale and retail revenues decreased from 79.5% in the prior year quarter to 73.2% in the current year quarter primarily due to lower green coffee and packaging material costs, lower temporary labor costs, improved material usage and price increases taken earlier in the fiscal year. These improvements were offset by higher royalties paid under the License and Distribution Agreement with Keurig, Inc.

Year-to-date cost of sales and related occupancy costs increased $11,572,000, or 48.0%, to $35,667,000 from $24,095,000 in the prior year period. Cost of goods sold as a percentage of wholesale and retail revenues was relatively flat year over year, increasing from 77.2% in the prior year period to 77.3% in the current year period due primarily to higher payroll, equipment and freight costs and royalties paid under the License and Distribution Agreement with Keurig, Inc.

Occupancy costs decreased $103,000 for the third quarter of fiscal year 2009 and decreased $335,000 for the year-to-date period compared to the prior year period. The decrease in occupancy costs resulted primarily from a decrease in franchise rent expense associated with closed stores.

Operating expenses for the third quarter of fiscal year 2009 increased $47,000 from the prior year period but decreased as a percentage of total revenue to 10.3% in the third quarter of the current fiscal year from 17.3% in the third quarter of last year due primarily to the growth in Wholesale revenue. Wholesale operating costs decreased due to lower bad debt expense and equipment costs which were partially offset by increases in marketing costs.

Year-to-date fiscal 2009 operating expenses decreased $698,000, or 10.7%, to $5,844,000 from $6,542,000 for the prior year period and decreased as a percentage of total revenue to 12.5% in the current fiscal year from 20.5% in the prior year period. Wholesale operating costs decreased primarily from lower compensation and equipment costs which were partially offset by higher marketing costs.

For the third quarter of fiscal year 2009, general and administrative expenses decreased $865,000 and decreased as a percentage of revenues to 7.7% in the current year quarter from 21.0% in the third quarter of the prior year. The decrease in general and administrative costs was due to lower legal and consulting costs which were partially offset by higher insurance costs and license fees. Year-to-date, general and administrative expenses decreased $542,000 and as a percentage of revenues decreased to 10.6% in the current year from 17.3% in the same period of the prior year. For the year-to-date period, the decrease resulted primarily from lower consulting costs and legal settlement fees.

Discontinued Operations

Income from Discontinued Operations for the year-to-date period of the prior fiscal year was $767,000, or $0.14 per share, and was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed in the 2007 fiscal year.

Recent Developments

On April 8, 2009, Timothy J. Ryan was appointed Vice Chairman of the Company’s Board of Directors. Mr. Ryan joined the Board of Directors in October 2005 and had previously served as the Company’s Chief Executive Officer from November 1997 to October 2000.

On March 27, 2009, as part of its strategy to capitalize on the growth of the wholesale specialty coffee market and its strength as a premier roaster and distributor of the world’s finest coffees, the Company announced that it has signed a definitive agreement with Praise International North America, Inc., an affiliate of Gloria Jean’s Coffees International for the sale of its Gloria Jean’s Coffees domestic franchise operations. Gloria Jean’s Coffees International holds the rights to the Gloria Jean’s Coffees brand for all countries in the world except the United States.

The sale of the Gloria Jean’s Coffees domestic franchise operations to Praise International North America includes a total of 102 franchise and company-operated locations in 24 states. The purchase price is approximately $3.1 million, of which $1,500,000 will be paid in cash at the closing and the remainder to be paid in the form of a twelve-month promissory note with an aggregate principal amount of $1,600,000, and the transaction is anticipated to close within 60 days after the date of the agreement, provided that certain conditions are met. Terms of the sale include a five-year roasting agreement and rights to use the Gloria Jean’s Coffee brand names in perpetuity in the Company’s various wholesale business channels and Keurig K-cup product lines. For more information, please see the most recently filed Form 10-Q for the fiscal quarter ended March 4, 2009 and the Form 8-K filed on April 2, 2009.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through franchise and company-operated retail locations, office coffee service distributors, restaurants and specialty retailers and via the Company’s web stores. For more information about Diedrich Coffee, call (800) 354-5282 or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008 and other reports filed with the Securities and Exchange Commission. Except where required by law, the Company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA (unaudited):	Twelve Weeks Ended March 4, 2009	Twelve Weeks Ended March 5, 2008	Thirty-six Weeks Ended March 4, 2009	Thirty-six Weeks Ended March 5, 2008
Wholesale revenue	$17,384	$9,663	$41,361	$26,497
Franchise revenue	580	658	1,649	2,090
Retail sales	1,545	1,001	3,833	3,343

Total net revenue	19,509	11,322	46,843	31,930

Cost of sales and related occupancy costs	14,032	8,761	35,667	24,095
Operating expenses	2,011	1,964	5,844	6,542
Depreciation and amortization	429	303	1,173	835
General and administrative expenses	1,507	2,372	4,979	5,521
Gain on asset disposals	—	83	(10)	76

Total costs and expenses	17,979	13,483	47,653	37,069

Operating income (loss) from continuing operations	1,530	(2,161)	(810)	(5,139)
Interest income (expense) and other income, net	(164)	77	(598)	319

Income (loss) from continuing operations before income tax provision (benefit)	1,366	(2,084)	(1,408)	(4,820)

Income tax provision (benefit)	8	69	12	(471)

Income (loss) from continuing operations	1,358	(2,153)	(1,420)	(4,349)
Gain on sale of discontinued operation, net of tax	—	—	—	767

Net income (loss)	$1,358	$(2,153)	$(1,420)	$(3,582)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.25	$(0.39)	$(0.26)	$(0.80)

Income from discontinued operations, net	$—	$—	$—	$0.14

Net income (loss) per share-basic	$0.25	$(0.39)	$(0.26)	$(0.66)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,468	5,454	5,468	5,462

BALANCE SHEET DATA:

(in thousands)

	March 4, 2009 (unaudited)	June 25, 2008
Cash	$1,133	$670
Accounts receivable, net	9,859	5,015
Inventories	4,846	4,652
Other assets	11,601	12,399

Total assets	$27,439	$22,736

Accounts payable	$8,332	$5,169
All other current liabilities	7,552	7,148
Other liabilities	1,953	677
Total stockholders’ equity	9,602	9,742

Total liabilities and stockholders’ equity	$27,439	$22,736